Exhibit 10.1

CREDIT AGREEMENT

dated as of March 15, 2012

between

J.B. POINDEXTER & CO., INC.

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

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TABLE OF CONTENTS

Page

SCHEDULES AND EXHIBITS:

Exhibit A — Compliance Certificate
Exhibit B — Borrowing Base Certificate

Schedule 3.12 — Subsidiaries
Schedule 6.01 — Existing Indebtedness
Schedule 6.02 — Existing Liens
Schedule 6.04 — Existing Investments

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CREDIT AGREEMENT

CREDIT AGREEMENT (as amended, modified, restated, supplemented and in effect from time to time, herein called this “Agreement”) dated as of March 15, 2012 (the “Effective Date”), between J.B. POINDEXTER & CO., INC., a Delaware corporation, and WELLS FARGO BANK, NATIONAL ASSOCIATION.

ARTICLE I
Definitions

The parties hereto agree as follows:

SECTION 1.01.  Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Accounts” shall have the meaning assigned to it in the Uniform Commercial Code enacted in the State of Texas in force on the Effective Date.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any Person, or division thereof, whether through the purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Additional Collateral” shall have the meaning ascribed to such term in Section 5.03(b) hereof.

“Additional Collateral Event” shall have the meaning ascribed to such term in Section 5.03(b) hereof.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% per annum.  Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Rate” means, for any day, (x) 0.50% per annum with respect to any ABR Loan, (y) 1.75% per annum with respect to any Eurodollar Loan and (z) 0.25% per annum with respect to the commitment fees payable hereunder.

“Banking Services” means each and any of the following bank services provided to any Loan Party by Lender or any of its Affiliates: (a) commercial credit cards, (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Board” means the Board of Governors of the Federal Reserve System of the United States of America and any successor entity performing similar functions.

“Borrower” means J.B. POINDEXTER & CO., INC., a Delaware corporation.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means, as at any date, the amount of the Borrowing Base shown on the Borrowing Base Certificate then most recently delivered pursuant to Section 5.01 hereof, determined by calculating the amount equal to:

(i)            80% of the Eligible Accounts at said date, plus

(ii)           the lesser of (A) 60% of the Eligible Inventory of Borrower at said date (determined at the lower of cost or market on a consistent basis) and (B) 40% of the Commitment.

In the absence of a current Borrowing Base Certificate, Lender shall determine the Borrowing Base from time to time in its reasonable discretion, taking into account all information reasonably available to it, and the Borrowing Base from time to time so determined shall be the Borrowing Base for all purposes of this Agreement until a current Borrowing Base Certificate is furnished to and accepted by Lender.

“Borrowing Base Certificate” means a certificate, duly executed by an appropriate officer or other responsible party acceptable to Lender on behalf of Borrower, appropriately completed and in substantially the form of Exhibit D hereto.  Each Borrowing Base Certificate shall be effective only as accepted by Lender (and with such revisions, if any, as Lender may reasonably require as a condition to such acceptance).

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Houston, Texas are authorized or required by law to remain closed;

provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, for any period, (a) the additions to property, plant and equipment and other capital expenditures of the Borrower and its consolidated Subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of Borrower for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by the Borrower and its consolidated Subsidiaries during such period, but excluding expenditures for the restoration, repair or replacement of any fixed or capital asset which was destroyed or damaged, in whole or in part, to the extent financed by the proceeds of an insurance policy maintained by such Person.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Ceiling Rate” means, on any day, the maximum nonusurious rate of interest permitted for that day by whichever of applicable federal or Texas (or any jurisdiction whose usury laws are deemed to apply to the Notes or any other Loan Documents despite the intention and desire of the parties to apply the usury laws of the State of Texas) laws permits the higher interest rate, stated as a rate per annum.  On each day, if any, that the Texas Finance Code establishes the Ceiling Rate, the Ceiling Rate shall be the “weekly ceiling” (as defined in the Texas Finance Code) for that day.  Lender may from time to time, as to current and future balances, implement any other ceiling under the Texas Finance Code by notice to the Borrower, if and to the extent permitted by the Texas Finance Code.  Without notice to the Borrower or any other Person, the Ceiling Rate shall automatically fluctuate upward and downward as and in the amount by which such maximum nonusurious rate of interest permitted by applicable law fluctuates.

“Change in Control” means any events or circumstances which result in (i) the ownership by J.B. Poindexter of less than 51% of the Equity Interests in and to the Borrower or (ii) the ownership by Borrower of less than 100% of the Equity Interests in and to any Subsidiary of the Borrower.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by Lender (or, for purposes of Section 2.14(b), by any lending office of Lender or by Lender’s holding company, if any) with any request, guideline or directive applicable to banks in general (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, however, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel

Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not have the force of law), in each case pursuant to Basel III, shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all “Collateral”, as defined in any applicable Security Document.  The Collateral shall not include any Excluded Assets.

“Commitment” means the commitment of Lender to make Loans, expressed as an amount representing the maximum aggregate amount of the Revolving Exposure hereunder, as such commitment may be reduced from time to time pursuant to Section 2.07.  The initial amount of the Commitment is $25,000,000.

“Contribution Agreement” means that certain Contribution Agreement dated concurrently herewith by and among the Borrower and its Domestic Subsidiaries, as the same may be amended, modified, supplemented and restated—and joined in pursuant to a joinder agreement—from time to time.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Debt Service” means the sum of (i) Interest Expense and (ii) scheduled principal payments on Indebtedness for the applicable period, determined in each case on a consolidated basis for Borrower and its Subsidiaries.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary of Borrower that is not a Foreign Subsidiary.

“EBITDA” means, without duplication, for any period the consolidated net earnings (excluding any extraordinary gains or losses) of the Borrower and its Subsidiaries plus, to the extent deducted in calculating consolidated net income, depreciation, amortization, other non-cash items (provided that non-recurring non-cash items added in determining EBITDA shall not exceed $5,000,000 for the applicable period), Interest Expense, federal and state income tax expense, management fees and minus, to the extent added in calculating consolidated net income, any non-cash items.

“Eligible Accounts” means, as at any date of determination thereof, each Account (which is subject to a Security Document and on which Lender shall have a first-priority perfected Lien)

which is at said date payable to Borrower or any of its Subsidiaries and which complies with the following requirements:

(a)           the Account arose from performance of services which have been fully and satisfactorily performed or from the sale of goods in which the Account obligee had the sole and complete ownership which have been sold to the Account debtor on an absolute sale basis on open account and not on consignment, on approval or on a “sale or return” basis or subject to any other repurchase or return agreement (evidencing which the Account obligee or Lender has possession of shipping and delivery receipts);

(b)           no part of any goods giving rise to the Account has been returned, rejected, lost or damaged;

(c)           the Account arose in the ordinary course of business of the obligee thereon, is stated to be payable in lawful money of the United States and is not evidenced by chattel paper or an instrument of any kind and no notice of bankruptcy, insolvency or financial embarrassment of the Account debtor has been received by the Account obligee or Lender;

(d)           the applicable Account debtor is not a foreign country or any subdivision or agency or department thereof or located outside of the United States or Canada and the Account is not subject to the Federal Assignment of Claims Act (or any similar Canadian legal requirements);

(e)           the Account is a valid obligation of the Account debtor thereunder and is not subject to any offset, counterclaim, allowance, adjustment or other defense on the part of such Account debtor or to any claim, dispute, objection or complaint on the part of such Account debtor denying liability thereunder (other than discounts for prompt payment shown on the applicable invoice and disclosed to Lender in writing);

(f)            the Account is subject to no Lien whatsoever, except for the Liens created pursuant to the Security Documents;

(g)           the Account is evidenced by an invoice;

(h)           the Account is due not more than 30 days after the date of invoice, has been billed within 30 days after shipment of the applicable goods or performance of the applicable services and has not remained unpaid for more than 90 calendar days after the date of the applicable invoice;

(i)            the Account has not arisen out of transactions with any Loan Party, any Affiliate of a Loan Party or an employee, officer, agent, director, stockholder, partner, trustee or other owner or holder of any indicia of equity rights (whether issued and outstanding capital stock, partnership interests or otherwise) of any Loan Party or any Affiliate of any Loan Party;

(j)            each of the representations and warranties set forth in the Security Documents with respect to such Account is true and correct in all respects;

(k)           none of the other Accounts of the applicable Account debtor or any of its Affiliates fail to satisfy all of the requirements of an “Eligible Account”, and

(l)            Lender has not deemed such Account ineligible because of uncertainty about the creditworthiness of the Account debtor or because Lender otherwise reasonably considers the collateral value thereof to be impaired or its ability to realize such value to be insecure.

In the event the aggregate Eligible Accounts owed to Borrower and its Subsidiaries, taken as a whole, by a particular Account debtor or any Affiliate of such Account debtor shall exceed 25% (the “Maximum Single Account Debtor Percentage”) of the total Eligible Accounts of Borrower and its Subsidiaries, taken as a whole, that portion of such Eligible Accounts in excess of the Maximum Single Account Debtor Percentage shall be excluded from the term “Eligible Account”.  In the event of any dispute under the foregoing criteria about whether an Account is or has ceased to be an Eligible Account, the decision of Lender shall be binding, absent demonstrable error.  Nothing in this definition of “Eligible Accounts” shall be construed to limit or release any right of Lender to any Collateral.

“Eligible Inventory” means, as at any date of determination thereof, Inventory which is subject to the Security Documents and on which Lender shall have a first-priority perfected Lien and which complies with the following requirements:

(a)           the Inventory shall be valued in accordance with GAAP and consist of finished goods (exclusive of work in process), provided that all such Inventory shall be within the United States of America;

(b)           the Inventory is in good condition, meets all standards imposed by any Governmental Authority having regulatory authority over it, its use and/or sale, is not obsolete or damaged and is either currently usable or currently salable in the normal course of business of the owner thereof;

(c)           the Inventory is in the possession of the Loan Party granting a Lien thereon, and not in the possession or control of any warehouseman, bailee or any agent;

(d)           each of the representations and warranties set forth in the Security Documents with respect to such Inventory is true and correct on such date, and

(e)           Lender has not deemed such Inventory ineligible because Lender reasonably considers the collateral value thereof to be impaired or its ability to realize such value to be insecure.

The term “Eligible Inventory” shall not include any Inventory which has either been received by a customer, even if on a consignment or “sale or return” basis, or as to which title has passed from the owner thereof.  In the event of any dispute under the foregoing criteria about whether a portion of Inventory is or has ceased to be Eligible Inventory, the decision of Lender shall be binding, absent demonstrable error.  Nothing in this definition of “Eligible Inventory” shall be construed to limit or release any right of Lender to any Collateral.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the any Loan Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, or any warrants, options or other rights to acquire such interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of a failure to make the “minimum required contribution” (as defined in Section 430 of the Code or Section 303 of ERISA), or of an “accumulated funding deficiency” (as defined in Section 431 of the Code or Section 304 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Loan Party or any of their ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Loan Party or any of their ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Loan Party or any of their ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Loan Party or any of their ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from any Loan Party or any of their ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Assets” means (i) all real estate now or hereafter owned by Borrower or any of its Subsidiaries, (ii) motor vehicles having an aggregate book value of not greater than $100,000, (iii) “commercial tort claims” (as that term is defined in the UCC) having an aggregate book value of not greater than $100,000, (iv) the outstanding Equity Interests in each Foreign Subsidiary which is owned directly by Borrower or any of its Domestic Subsidiaries in excess of 66% of issued and outstanding Equity Interests of such Foreign Subsidiary, (v) any property owned by any Foreign Subsidiary and (vi) any item of general intangibles that is now or hereafter held by Borrower or any of its Subsidiaries but only to the extent that such item of general intangibles (or any agreement evidencing such item of general intangibles) contains a term, provision or other contractual obligation or is subject to a rule of law, statute or regulation that restricts, prohibits, or requires a consent (that has not been obtained) of a Person (other than Borrower or any of its Subsidiaries) to, the grant, creation, attachment or perfection of the security interest granted in the Security Documents, and any such restriction, prohibition and/or requirement of consent is effective and enforceable under applicable law and is not rendered ineffective by applicable law (including, without limitation, pursuant to Sections 9.406, 9.407, 9.408 or 9.409 of the UCC, and any successor provision thereto).

“Excluded Taxes” means (a) income, margin or franchise taxes imposed on (or measured by) Lender’s net income by the United States of America, or by the jurisdiction under the laws of which Lender is organized or in which Lender’s principal office is located or in which Lender’s applicable lending office is located or in which Borrower is located or formed, and (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located.

“Existing Senior Notes” means the promissory notes described in Item 1 on Schedule 6.01 hereto.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by Lender from three Federal funds brokers of recognized standing selected by Lender.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Fixed Charge Coverage Ratio” means, as of any day, the ratio of (a) EBITDA for the 12 months ending on such date minus federal and state income tax expense paid in cash during such period and minus Restricted Payments made during such period to (b) Debt Service for such 12-month period, determined in each case on a consolidated basis for Borrower and its Subsidiaries.

“Foreign Acquisition” shall have the meaning ascribed to such term in Section 6.04(i) hereof.

“Foreign Subsidiaries” means Subsidiaries of Borrower which are organized under the laws of a jurisdiction other than the United States of America, any State of the United States or any political subdivision thereof.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantors” means each Domestic Subsidiary of Borrower now or hereafter existing.

“Guaranty” means that certain Guaranty dated concurrently herewith executed by Guarantors in favor of Lender and any and all other guaranties now or hereafter executed in favor of Lender relating to the Obligations hereunder and the other Loan Documents, as any of them may from time to time be amended, modified, restated or supplemented.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current Accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.06.

“Interest Expense” means, for any period, total interest expense accruing on Indebtedness of Borrower and its Subsidiaries, on a consolidated basis, during such period (including interest expense attributable to Capital Lease Obligations and amounts attributable to interest incurred under Swap Agreements), determined in accordance with GAAP.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each May, August, November and February, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one or three months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Inventory” shall have the meaning assigned to it in the Uniform Commercial Code enacted in the State of Texas in force on the Effective Date.

“LC Disbursement” means a payment made by Lender pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.

“Lender” means WELLS FARGO BANK, NATIONAL ASSOCIATION.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“LIBO Rate” means, for each Interest Period, the interest rate determined by Lender by reference to Reuters BBA Libor Rates 3750 (or any successor or substitute page of such page providing quotations of interest rates applicable to dollar deposits in the London interbank market) (the “Page”), to be the rate at approximately 11:00 a.m. London time, two (2) LIBOR Business Days prior to the commencement of the Interest Period for dollar deposits with a maturity equal to such Interest Period. If no LIBO Rate is available to Lender, the applicable LIBO Rate for the relevant Interest Period shall instead be the rate determined by Lender to be the rate at which Lender offers to place U.S. dollar deposits of $5,000,000 and having a maturity comparable to such Interest Period with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period.  Each determination by Lender of a LIBO Rate shall be binding, absent demonstrable error, and may be computed using any reasonable averaging and attribution method.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means, collectively, this Agreement, the Notes, the Guaranty, the Security Documents, the Notice of Entire Agreement, the Contribution Agreement, any subordination agreement relating to Subordinated Debt, all instruments, certificates and agreements now or hereafter executed or delivered to Lender pursuant to any of the foregoing or in connection with the obligations under this Agreement and the other Loan Documents or any commitment regarding such obligations, and all amendments, modifications, renewals, extensions, increases and rearrangements of, and substitutions for, any of the foregoing.  The term “Loan Document” as used herein shall not include any Swap Agreement or agreements governing Banking Services (but the obligations now or hereafter owing to Lender or any Affiliate of Lender under a Swap Agreement or agreements governing Banking Services shall nevertheless be secured by all Collateral).

“Loan Parties” means the Borrower and each of its Subsidiaries and shall also include each Guarantor.

“Loans” means the loans made by Lender to the Borrower pursuant to this Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of Borrower and its Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under any Loan Document or (c) the rights of or benefits available to Lender under any Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Loan Parties in an aggregate principal amount exceeding $100,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that would be required to be paid if such Swap Agreement were terminated at such time.

“Maturity Date” means December 13, 2013.  So long as no Default or Event of Default shall have occurred and be continuing (and, based on pro forma financial reports after giving effect to the proposed extension of the Maturity Date, would not reasonably be expected to occur), the Borrower may, by five (5) Business Days’ advance written notice to Lender given on or before November 30, 2012, elect to extend the Maturity Date to a date no later than the earlier of (x) March 15, 2016 or (y) the date which is ninety-one (91) days earlier than the then current maturity of the Indebtedness issued under that certain Indenture dated as of March 15, 2004 by and among Borrower, as issuer, Wilmington Trust Company, as trustee, and certain other Loan Parties as guarantors (as the same has been or may hereafter be amended, modified, supplemented, extended, renewed, restated, replaced or refinanced, including any refinance pursuant to senior notes of the Borrower issued after the date hereof).  Lender and Borrower agree to execute and deliver such documentation as either may reasonably require to evidence such extension of the Maturity Date.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Worth” means, at any date, (i) total assets as of such date minus (ii) the sum of total liabilities as of such date, determined in accordance with GAAP.

“Notes” shall have the meaning assigned to such term in Section 2.02(a) hereof.

“Notice of Entire Agreement” means a notice of entire agreement executed by each Loan Party and Lender, as the same may from time to time be amended, modified, supplemented or restated.

“Obligations” means, as at any date of determination thereof, the sum of the following:  (i) the aggregate principal amount of Loans outstanding hereunder, plus (ii) the aggregate amount of the LC Exposure, plus (iii) all other liabilities, obligations and indebtedness under any Loan Document of any Loan Party, plus (iv) any obligations of any Loan Party (whether now existing or hereafter arising) under any Swap Agreement entered into with Lender (or an Affiliate of Lender) or agreements governing Banking Services entered into with Lender (or an Affiliate of Lender).

“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Page” shall have the meaning ascribed to such term in the definition of “LIBO Rate”.

“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a)           Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.05;

(b)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.05;

(c)           pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)           deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)           judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII; and

(f)            easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the applicable Loan Party;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)           investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)           investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)           fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e)           money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Loan Party or any of their ERISA Affiliates is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means, on any day, the prime rate of Lender in effect for that day at the principal offices of Lender in Houston, Texas.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate or a favored rate, and Lender disclaims any statement, representation or warranty to the contrary.  Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Restricted Payment” means (i) any payment or prepayment of any Subordinated Debt or (ii) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in any Loan Party, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in any Loan Party or any option, warrant or other right to acquire any such Equity Interests in any Loan Party.  The term “Restricted Payments” as used herein shall include management fees paid to any Person owning any Equity Interests in and to any Loan Party.

“Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitment.

“Revolving Exposure” means, at any time, the sum of the outstanding principal amount of the Loans and the LC Exposure at such time.

“S&P” means Standard & Poor’s Ratings Group.

“Security Agreements” means, collectively, (i) the Security Agreements dated as of the Effective Date executed between Borrower and its Domestic Subsidiaries, respectively, and Lender and (ii) any and all security agreements hereafter executed in favor of Lender and securing all or any part of the Obligations, as any of them may from time to time be amended, modified, restated or supplemented.

“Security Documents” means, collectively, the Security Agreements and any and all other agreements, deeds of trust, mortgages, chattel mortgages, security agreements, pledges, guaranties, assignments of production or proceeds of production, assignments of income, assignments of contract rights, assignments of partnership interest, assignments of royalty interests, assignments of performance, completion or surety bonds, standby agreements, subordination agreements, undertakings and other instruments and financing statements now or hereafter executed and delivered as security for the Obligations, as any of them may from time to time be amended, modified, restated or supplemented.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which Lender is subject for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentage shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute Eurocurrency fundings and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Debt” means all Indebtedness of a Person which has been subordinated on terms and conditions satisfactory to Lender, in its sole discretion, to all of the Obligations, whether now existing or hereafter incurred.  Indebtedness shall not be considered as “Subordinated Debt” unless and until Lender shall have received copies of the documentation evidencing or relating to such Indebtedness together with a subordination agreement, in form and substance satisfactory to Lender, duly executed by the holder or holders of such Indebtedness and evidencing the terms and conditions of the required subordination.

“Subordinated Debt Documents” means any indenture or note under which any Subordinated Debt is issued and all other instruments, agreements and other documents evidencing or governing any Subordinated Debt or providing for any Guarantee or other right in respect thereof.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Loan Party shall be a Swap Agreement.

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transactions” means (a) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder and (b) the execution, delivery and performance by each Loan Party of each other document and instrument required to satisfy the conditions precedent to the initial Loan hereunder, including without limitation all applicable Subordinated Debt Documents and all documents and instruments relating to any required equity contribution.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code in effect from time to time in the State of Texas.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02.  Classification of Loans and Borrowings.  For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).

SECTION 1.03.  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word

“shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, Accounts and contract rights.

SECTION 1.04.  Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies Lender that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if Lender request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  For purposes of determining compliance with any provision of this Agreement, the determination of whether a lease is to be treated as an operating lease or capital lease shall be made without giving effect to any change in accounting for leases pursuant to GAAP resulting from the implementation of proposed Accounting Standards Update (ASU) Leases (Topic 840) issued August 17, 2010, or any successor proposal.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

ARTICLE II
The Credits

SECTION 2.01.  Commitment.  Subject to the terms and conditions set forth herein, Lender agrees to make Loans to the Borrower from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in (i) the Revolving Exposure exceeding the lesser of (x) the Commitment or (y) the then current Borrowing Base.

Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.

SECTION 2.02.  Loans and Borrowings.  Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type.  The Loans shall be evidenced by a single Note of Borrower (together with all renewals, extensions, modifications and replacements thereof and substitutions therefor, collectively called the “Notes”) dated concurrently herewith payable to the order of Lender in a principal amount equal to the Commitment, and otherwise duly completed.  Lender is hereby authorized by Borrower to endorse on the schedule (or a continuation thereof) that may be attached to each Note, to the extent applicable, the date, amount, type of and the applicable period of interest for each Loan made by Lender to Borrower hereunder, and the amount of each payment or prepayment of principal of such Loan received by Lender, provided, that any failure by Lender to make any such endorsement shall not affect the obligations of Borrower under such Note or hereunder in respect of such Loan.

(a)           Subject to Section 2.12, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(b)           At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $250,000.  At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(d).  Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than eight (8) Eurodollar Borrowings outstanding.

(c)           Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03.  Requests for Borrowings.

(a)           To request a Borrowing, the Borrower shall notify Lender of such request by telephone (x) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., Houston, Texas time, three (3) Business Days before the date of the proposed Borrowing and (y) in the case of an ABR Borrowing, not later than 11:00 a.m., Houston, Texas time, one (1) Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(d) may be given not later than 10:00 a.m., Houston, Texas time, on the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to Lender of a written Borrowing Request in a form approved by Lender and signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)            the aggregate amount of such Borrowing;

(ii)           the date of such Borrowing, which shall be a Business Day;

(iii)          whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)          in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)           the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(b)           Notwithstanding the foregoing provisions for requesting a Loan, Borrower and Lender may agree to implement an alternate arrangement with respect to Loans pursuant to a daily (or other periodic) sweep arrangement and automatic repayment of Loans, with such procedures and restrictions as Lender may from time to time implement.

SECTION 2.04.  Letters of Credit.

(a)           General.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of standby Letters of Credit for its own account, in a form reasonably acceptable to Lender, at any time and from time to time during the Revolving Availability Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)           Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by Lender) to Lender (at least three (3) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.04(c)), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by Lender, the Borrower also shall submit a letter of credit application on Lender’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $15,000,000 and (ii) the Revolving Exposure shall not exceed the lesser of (x) the Commitment or (y) the then current Borrowing Base.

(c)           Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Maturity Date.

(d)           Reimbursement.  If Lender shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to Lender an amount equal to such LC Disbursement not later than 2:00 p.m., Houston, Texas time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Houston, Texas time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 2:00 p.m., Houston, Texas time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., Houston, Texas time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with this Agreement that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing.

(e)           Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.04(d) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  Neither Lender nor any of its Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of Lender; provided that the foregoing shall not be construed to excuse Lender from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of Lender (as finally determined by a court of competent jurisdiction), Lender shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(f)            Disbursement Procedures.  Lender shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  Lender shall promptly notify the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse Lender with respect to any such LC Disbursement.

(g)           Interim Interest.  If Lender shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to Section 2.04(d), then the LC Disbursement shall bear interest for each day from and including the date it should have been reimbursed pursuant to Section 2.04(d) to, but excluding, the date that the Borrower reimburses such LC Disbursement at the rate set forth in Section 2.12(c).

(h)           Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from Lender demanding the deposit of cash collateral pursuant to this Section 2.04(h), the Borrower shall deposit in an account with Lender, in the name of Lender, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default described in clauses (g) or (h) of Article VII.  The Borrower also shall deposit cash collateral pursuant to this Section 2.04(h) as and to the extent required by Section 2.10(b).  Each such deposit shall be held by Lender as collateral for the payment and performance of the obligations of the Borrower under this Agreement.  Lender shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of Lender and at the Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by Lender to reimburse Lender for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the

Borrower under this Agreement.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.  If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.10(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower as and to the extent that, after giving effect to such return, the Borrower would remain in compliance with Section 2.10(b) and no Default shall have occurred and be continuing.

SECTION 2.05.  Funding of Borrowings.  Other than Loans used to pay reimbursement obligations related to a LC Disbursement, Lender shall make each Loan to be made by it hereunder on the proposed date thereof by crediting the applicable amount to an account of the Borrower maintained with Lender in Houston, Texas and designated by the Borrower in the applicable Borrowing Request.

SECTION 2.06.  Interest Elections.

(a)           Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case the Loans comprising each such portion shall be considered a separate Borrowing.

(b)           To make an election pursuant to this Section, the Borrower shall notify Lender of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to Lender of a written Interest Election Request in a form approved by Lender and signed by the Borrower.

(c)           Each telephonic and written Interest Election Request shall specify the following information:

(i)            the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)          whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)          if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)           If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and Lender notifies the Borrower in writing that, as a result thereof, Lender will not permit additional Eurodollar Borrowings, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.07.  Termination, Reduction and Increase of Commitment.

(a)           Unless previously terminated, the Commitment shall terminate on the Maturity Date.  Upon full satisfaction of the Obligations, final termination of all Letters of Credit and final termination of Lender’s obligations (if any) to make any further advances under this Agreement, all rights under this Agreement shall terminate, except for contingent indemnification obligations and other provisions herein which by their terms expressly survive the termination of this Agreement.

(b)           The Borrower may at any time terminate, or from time to time reduce, the Commitment; provided that (i) each reduction of the Commitment shall be in an amount that is an integral multiple of $1,000,000 and (ii) the Borrower shall not terminate or reduce the Commitment if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the Revolving Exposure would exceed the lesser of (x) the Commitment or (y) the then current Borrowing Base.

(c)           The Borrower shall notify Lender of any election to terminate or reduce the Commitment under Section 2.07(b), at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to Lender on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitment shall be permanent.

(d)           At any time prior to the expiration of the Revolving Availability Period, and so long as no Default or Event of Default shall have occurred which is continuing, the Borrower may submit to the Lender a written request for an increase of the Commitment to an amount not exceeding $50,000,000 minus any reductions in the Commitment pursuant to Section 2.07(b).  The consent of the Lender shall be required for any increase of the Commitment (such consent to be given or denied in its sole and absolute discretion and subject to such terms as it may then require).  The Lender shall be deemed to have denied its consent to any such requested increase unless it shall agree to such increase by written notice to the Borrower within thirty (30) days after having received the Borrower’s written request for such increase.  The Borrower shall execute and deliver such additional or replacement Notes and such other documentation (including evidence of proper authorization) as may be reasonably requested by the Lender in connection with any increase of the Commitment pursuant to this Section.

SECTION 2.08.  Repayment of Loans; Evidence of Debt.

(a)           The Borrower hereby unconditionally promises to pay to Lender the then unpaid aggregate principal amount of the Loans on the Maturity Date.

(b)           Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to Lender resulting from each Loan, including the amounts of principal and interest payable and paid to Lender from time to time hereunder.

(c)           Lender shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder and the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to Lender hereunder and (iii) the amount of any sum received by Lender.

(d)           Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing.

(e)           The entries made in the accounts maintained pursuant to Sections 2.08(b) or 2.08(c) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

SECTION 2.09.  Intentionally Left Blank.

SECTION 2.10.  Prepayment of Loans.

(a)           The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.

(b)           In the event and on such occasion that the sum of the Revolving Exposure exceeds the lesser of (x) the Commitment or (y) the then current Borrowing Base, the Borrower shall prepay Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with Lender pursuant to Section 2.04(h)) in an aggregate amount equal to such excess.

(c)           The Borrower shall notify Lender by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., Houston, Texas time, three (3) Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., Houston, Texas time, one (1) Business Day before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Commitment as contemplated by Section 2.07, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment.

(d)           All Swap Agreements and agreements governing Banking Services between Borrower and Lender (or any Affiliate of Lender) are independent agreements governed by the written provisions of said Swap Agreements and said agreements governing Banking Services, which will remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of the Obligations, except as otherwise expressly provided in said Swap Agreements and said agreements governing Banking Services, and any payoff statement relating to the Obligations shall not apply to said Swap Agreements or agreements governing Banking Services except as otherwise expressly provided in such payoff statement.

SECTION 2.11.  Fees.

(a)           The Borrower agrees to pay to Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily unused amount of the Commitment during the period from and including the date hereof to but excluding the date on which the Commitment terminates.  Accrued commitment fees shall be payable in arrears on the last day of May, August, November and February of each year and on the date on which the Commitment terminates, commencing on the first such date to occur after the date hereof.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  For purposes of computing such commitment fees, the Commitment shall be deemed to be used to the extent of the outstanding Loans and LC Exposure.

(b)           The Borrower agrees to pay to Lender a letter of credit fee with respect to each Letter of Credit, which shall accrue at the rate of 1.75% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which the Commitment terminates and the date on which Lender ceases to have any LC Exposure (provided, however, that in no event shall such letter of credit fees for any single Letter of Credit be less than $500 per annum), as well as Lender’s standard fees with respect to the amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Letter of credit fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitment terminates and any such fees accruing after the date on which the Commitment terminates shall be payable on demand.  Any other fees payable to Lender pursuant to this Section 2.11(b) shall be payable within 10 days after demand.  All letter of credit fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)           All fees payable hereunder shall be paid to Lender on the dates due, in immediately available funds.

SECTION 2.12.  Interest.

(a)           The Loans comprising each ABR Borrowing shall bear interest at the lesser of (i) the Alternate Base Rate plus the Applicable Rate or (ii) the Ceiling Rate.

(b)           The Loans comprising each Eurodollar Borrowing shall bear interest at the lesser of (i) the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate or (ii) the Ceiling Rate.

(c)           Notwithstanding the foregoing, if any Event of Default has occurred which is continuing, the entire unpaid principal balance of the Loans shall bear interest, after as well as before judgment, at a rate per annum equal to the lesser of (i) the Ceiling Rate or (ii) in the case of overdue principal of any Loan, 5% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or in the case of any other amount, 5% plus the rate applicable to ABR Loans as provided in Section 2.12(a).

(d)           Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Loans, upon termination of the Commitment; provided that (i) interest accrued pursuant to Section 2.12(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)           All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by Lender, and such determination shall be binding, absent demonstrable error.

SECTION 2.13.  Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)           Lender reasonably determines (which determination shall be binding, absent demonstrable error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b)           Lender reasonably determines (which determination shall be binding, absent demonstrable error) that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to Lender of making or maintaining its Loan included in such Borrowing for such Interest Period;

then Lender shall give notice thereof to the Borrower by telephone or telecopy as promptly as practicable thereafter and, until Lender notifies the Borrower that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

SECTION 2.14.  Increased Costs.

(a)           If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii)           impose on Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by Lender or any Letter of Credit; or

(iii)          subject Lender to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Indemnified Taxes and (B) Excluded Taxes);

and the result of any of the foregoing shall be to increase the cost to Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to Lender of issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to Lender such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered.

(b)           If Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on Lender’s capital or on the capital of Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by Lender or the Letters of Credit issued by Lender, to a level below that which Lender or Lender’s holding company could have achieved but for such Change in Law (taking into consideration Lender’s policies and the policies of Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to Lender such additional amount or amounts as will compensate Lender or Lender’s holding company for any such reduction suffered.

(c)           A certificate of Lender setting forth the amount or amounts necessary to compensate Lender or its holding company, as the case may be, as specified in Section 2.14(a) or

2.14(b) shall be delivered to the Borrower, demonstrating in reasonable detail the calculation of the amounts, and shall be binding, absent demonstrable error.  Unless the Borrower alleges such demonstrable error in writing (with supporting detail), the Borrower shall pay Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Failure or delay on the part of Lender to demand compensation pursuant to this Section shall not constitute a waiver of Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate Lender pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive and if Lender notifies the Borrower of such Change of Law within 90 days after the adoption, enactment or similar act with respect to such Change of Law, then the 90-day period referred to above shall be extended to include the period from the effective date of such Change of Law to the date of such notice.

SECTION 2.15.  Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate Lender for the loss, cost and expense directly caused by such event.  Such loss, cost or expense to Lender shall be deemed to include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market.  A certificate of Lender setting forth any amount or amounts that Lender is entitled to receive pursuant to this Section, demonstrating in reasonable detail the calculation of the amounts, shall be delivered to the Borrower and shall be binding, absent demonstrable error.  Unless the Borrower alleges such demonstrable error in writing (with supporting detail), the Borrower shall pay Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.16.  Taxes.

(a)           Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           The Borrower shall indemnify Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by Lender on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by Lender, demonstrating in reasonable detail the calculation of the amounts, shall be binding, absent demonstrable error.

(d)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.

(e)           Lender, if requested by the Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not Lender is subject to backup withholding or information reporting requirements.

(f)            If Lender receives a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Lender in the event Lender is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

SECTION 2.17.  Payments Generally.

(a)           The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Sections 2.14, 2.15 or 2.16, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., Houston, Texas time), on the date when due, in immediately available funds, without set off, deduction or counterclaim.  Any amounts received after such time on any date may, in the discretion of Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to Lender at its offices at 1000 Louisiana St., 3rd Floor, Houston, Texas 77002.  If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments under each Loan Document shall be made in dollars.

(b)           If at any time insufficient funds are received by and available to Lender to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees and other Obligations then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder and (ii) second, towards payment of principal and unreimbursed LC Disbursements and other Obligations then due hereunder.

SECTION 2.18.  Mitigation Obligations.  If Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to Lender or any Governmental Authority for the account of Lender pursuant to Section 2.16, then Lender shall use reasonable efforts to designate a different lending office for funding or booking Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of Lender, such designation or assignment (i) would eliminate or reduce the net amounts (after costs and fees) payable pursuant to Sections 2.14 or 2.16, as the case may be, in the future and (ii) would not subject Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by Lender in connection with any such designation or assignment.

ARTICLE III
Representations and Warranties

The Borrower represents and warrants to Lender that:

SECTION 3.01.  Organization; Powers.  Each of the Loan Parties is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02.  Authorization; Enforceability.  The Transactions to be entered into by each Loan Party are within such Loan Party’s powers and have been duly authorized by all necessary action.  This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Borrower or such Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03.  Governmental Approvals; No Conflicts.  The Transactions (a) do not require any material consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents and filings to satisfy the requirements of the Securities Act of 1934, as amended, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any other applicable Loan Party or any order of any Governmental Authority, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon any Loan Party or their assets, or give rise to a right thereunder to require any payment to be made by any Loan Party, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party, except Liens created under the Loan Documents.

SECTION 3.04.  Financial Condition.  The Borrower has heretofore furnished to Lender consolidated balance sheet and statements of income, equity and cash flows for the Loan Parties (1) as of and for the fiscal year ended December 31, 2010 (audited) and (2) as of and for the fiscal quarter and the portion of the fiscal year ended December 31, 2011 (certified by a Financial Officer).  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Borrower and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (2) above. Since December 31, 2010, there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of Borrower and its Subsidiaries, taken as a whole.  Except as set forth on Schedule 6.01, after giving effect to the Transactions, none of Borrower or any of its Subsidiaries has, as of the Effective Date, any material contingent liabilities or unrealized losses.

SECTION 3.05.  Properties.

(a)           The Borrower and each other Loan Party has good title to, or valid leasehold interests in, all of its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b)           The Borrower and each other Loan Party owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and each other Loan Party does not infringe upon the rights of any other Person, except for any such infringements that could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06.  Litigation and Environmental Matters.

(a)           There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting any Loan Party (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect or (ii) that involve any of the Loan Documents or the Transactions.

(b)           Except with respect to any other matters that could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any other Loan Party (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.07.  Compliance with Laws and Agreements.  The Borrower and each other Loan Party is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.  Without limiting the foregoing, Borrower represents and warrants that (i) Borrower has ensured that no Person who owns a controlling interest in a Loan Party or otherwise controls a Loan Party and no executive officer or director of Borrower is (x) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, or any other similar lists maintained by OFAC pursuant to any authorizing statute, executive order or regulation, or (y) a Person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar executive orders; and (ii) each Loan Party is in compliance with all applicable Bank Secrecy Act and anti-money laundering laws and regulations and is in compliance, in all material respects, with the Patriot Act.

SECTION 3.08.  Investment Company Status.  Neither the Borrower nor any other Loan Party is an “investment company” as defined in the Investment Company Act of 1940.

SECTION 3.09.  Taxes.  The Borrower and each other Loan Party has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such other Loan Party, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10.  ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans, in each of such cases so as to cause a Material Adverse Effect.

SECTION 3.11.  Disclosure.  The Borrower has disclosed to Lender all agreements, instruments and corporate or other restrictions to which any Loan Party is subject, and all other matters known to any of them, that could reasonably be expected to result in a Material Adverse

Effect.  None of the reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in the light of the circumstances under which they were made, not misleading; provided, however, that with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.12.  Subsidiaries.  Borrower has no Subsidiaries other than as set forth on Schedule 3.12 hereto.  All of the Equity Interests in and to each Subsidiary are owned as described on Schedule 3.12 hereto.  Borrower has no Foreign Subsidiaries other than as described on Schedule 3.12.

SECTION 3.13.  Insurance.  As of the Effective Date, all premiums due in respect of all insurance maintained by the Borrower and each other Loan Party have been paid.

SECTION 3.14.  Labor Matters.  As of the Effective Date, there are no strikes, lockouts or slowdowns against any Loan Party pending or, to the knowledge of the Borrower, threatened.  The hours worked by and payments made to employees of the Borrower and the other Loan Parties have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters.  All payments due from any Loan Party, or for which any claim may be made against any Loan Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such other Loan Party.  The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party is bound.

SECTION 3.15.  Solvency.  Immediately after the consummation of the Transactions to occur on the Effective Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Effective Date.

SECTION 3.16.  Material Property Subject to Security Documents.  The Collateral constitutes all of the real and material personal property owned by Borrower or any of its Subsidiaries (other than Excluded Assets).

SECTION 3.17.  Property of Foreign Subsidiaries.  The aggregate value (based on the greater of book or market value) of the total assets owned by Foreign Subsidiaries of Borrower as of the Effective Date is no greater than 20% of the aggregate value (based on the greater of book or market value) of the total assets owned by Borrower and all of its Subsidiaries.

ARTICLE IV
Conditions

SECTION 4.01.  Effective Date.  The obligations of Lender to make Loans and to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived):

(a)           Lender (or its counsel) shall have received from each party hereto either (i) counterparts of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to Lender (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed counterparts of this Agreement.

(b)           Lender (or its counsel) shall have received from Borrower an original of each Note signed on behalf of Borrower.

(c)           Lender (or its counsel) shall have received from Borrower and from each other party to the Loan Documents (other than the Notes) either (i) counterparts of each applicable Loan Document signed on behalf of such party or (ii) written evidence satisfactory to Lender (which may include telecopy transmission of a signed signature page of the applicable Loan Document) that such party has signed counterparts of such Loan Document.

(d)           Lender shall have received the written opinion (addressed to Lender and dated the Effective Date) of Jackson Walker L.L.P., counsel for the Borrower and the other Loan Parties (exclusive of any Subsidiaries that are not formed in the States of Texas or Delaware), in form and substance reasonably satisfactory to Lender and its counsel, covering such other matters relating to the Loan Parties, the Loan Documents or the Transactions as Lender shall reasonably request.

(e)           Lender shall have received such documents and certificates as Lender or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance satisfactory to Lender and its counsel.

(f)            Lender shall have received a certificate, dated the Effective Date and signed by an appropriate officer or other responsible party acceptable to Lender on behalf of Borrower, confirming compliance with the conditions set forth in Sections 4.02(a) and 4.02(b).

(g)           Lender shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out of pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document.

(h)           Lender shall have received each of the following:

(i)            to the extent applicable, certificates representing all of the outstanding Equity Interests in each Subsidiary of a Loan Party as of the Effective Date (other than Equity Interests included in the Excluded Assets) and powers of attorney, endorsed in blank, with respect to such certificates;

(ii)           all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by Lender to be filed, registered or recorded to create or perfect the Liens intended to be created under the Security Documents;

(iii)          to the extent required by Lender, agreements whereby (x) each warehouseman, bailee, agent or processor having possession of any Inventory of any Loan Party and which is an Affiliate of the Borrower has subordinated any Lien such warehouseman, bailee, agent or processor may claim therein and agreed to hold all such Inventory for Lender’s account subject to Lender’s instruction and (y) each landlord in respect of any space leased by Borrower or any of its Subsidiaries and which is an Affiliate of the Borrower has subordinated any Lien such landlord may claim in any property of Borrower or any of its Subsidiaries; and

(iv)          the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in such jurisdictions as Lender may require and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to Lender that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been released; and

(i)            Lender shall have received evidence that the insurance required by Section 5.07 and the Security Documents is in effect.

(j)            Lender shall have received a Borrowing Base Certificate as of the last day of the calendar month most recently ended prior to the Effective Date.

(k)           Lender shall have received evidence satisfactory to Lender that the Borrower and each other Loan Party shall have been released from all liabilities and obligations in respect of Indebtedness (other than the Obligations and other than liabilities and obligations expressly permitted under Section 6.01 hereof, or as to which the proceeds of the Loans made concurrently herewith will be used to payoff such Obligations in full).

SECTION 4.02.  Each Credit Event.  The obligation of Lender to make a Loan on the occasion of any Borrowing and to issue, amend, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a)           The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.

(b)           At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing and there shall have occurred no event which would be reasonably likely to have a Material Adverse Effect.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in this Section.

ARTICLE V
Affirmative Covenants

Until the Commitment has expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with Lender that:

SECTION 5.01.  Financial Statements and Other Information.  The Borrower will furnish to Lender:

(a)           within 120 days after the end of each fiscal year of the Borrower, the audited consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows for the Borrower as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)           within 45 days after the end of each fiscal quarter of each fiscal year of the Borrower, the consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows for the Borrower as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)           concurrently with any delivery of financial statements under clauses (a) or (b) above, a certificate of a Financial Officer, in the form of Exhibit B hereto, (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 5.13, 6.13 and 6.14 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the Effective Date and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)           within sixty (60) days after the commencement of each fiscal year of the Borrower, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flow as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget, together with an analysis of current and projected market share and market conditions information) and, promptly when available, any significant revisions of such budget;

(e)           within 30 days after the end of each calendar month (if the average daily outstanding Loans during such calendar month exceeds 50% of the Commitment) or each calendar quarter (if the average daily outstanding Loans during such calendar quarter is less than 50% of the Commitment), (i) a Borrowing Base Certificate as of the last day of such calendar month or quarter, as the case may be,, together with such supporting information as Lender may reasonably request, (ii) a listing and aging of the Accounts of each Loan Party which has executed a Security Agreement covering its Accounts as of the end of such calendar month or quarter, as the case may be, prepared in reasonable detail and containing such information as Lender may request, and (iii) a summary of the Inventory of each Loan Party which has executed a Security Agreement covering its Inventory as of the end of such calendar month or quarter, as the case may be, prepared in reasonable detail and containing such other information as Lender may request; and

(f)            promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Loan Party, or compliance with the terms of any Loan Document, as Lender may reasonably request.

SECTION 5.02.  Notices of Material Events.  The Borrower will furnish to Lender prompt written notice of the following:

(a)           the occurrence of any Default;

(b)           the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Loan Party or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)           any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.  Information Regarding Loan Parties.

(a)           The Borrower will furnish to Lender prompt written notice of any change (i) in any Loan Party’s jurisdiction of organization, corporate name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) in the location of any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (iii) in any Loan Party’s identity or corporate structure or (iv) in any Loan Party’s Federal Taxpayer Identification Number.  The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for Lender to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.  The Borrower also agrees promptly to notify Lender if any material portion of the Collateral is damaged or destroyed.

(b)           After the Effective Date, Borrower will notify Lender in writing promptly upon Borrower’s or of its Subsidiaries’ acquisition or ownership of any personal property (other than Excluded Assets) not already covered by the Security Documents (such acquisition or ownership being herein called an “Additional Collateral Event” and the property so acquired or owned being herein called “Additional Collateral”).  As soon as practicable and in any event within thirty (30) days after an Additional Collateral Event, Borrower shall (a) execute and deliver or cause to be executed and delivered Security Documents, in form and substance satisfactory to Lender, in favor of Lender and duly executed by Borrower or the applicable Subsidiary, covering and affecting and granting a first-priority Lien upon the applicable Additional Collateral, and such other documents (including, without limitation, all items required by Lender in connection with the Security Documents executed prior to the initial Loans being made hereunder, such as surveys, environmental assessments, certificates, legal opinions, all in form and substance satisfactory to Lender) as may be required by Lender in connection with the execution and delivery of such Security Documents and (b) deliver or cause to be delivered by Subsidiaries of the Borrower such other documents or certificates consistent with the terms of this Agreement and relating to the transactions contemplated hereby as Lender may reasonably request.

SECTION 5.04.  Existence; Conduct of Business.  The Borrower will, and will cause each other Loan Party to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.05.  Payment of Obligations.  The Borrower will, and will cause each other Loan Party to, pay its Indebtedness and other obligations, including liabilities for Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such other Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and (d) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06.  Maintenance of Properties.  The Borrower will, and will cause each other Loan Party to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

SECTION 5.07.  Insurance.  The Borrower will, and will cause each other Loan Party to, maintain, with financially sound and reputable insurance companies (a) insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required to be maintained pursuant to the Security Documents.  The Borrower will furnish to Lender, upon request, information in reasonable detail as to the insurance so maintained.

SECTION 5.08.  Casualty and Condemnation.  The Borrower (a) will furnish to Lender prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement.

SECTION 5.09.  Books and Records; Inspection and Audit Rights.

(a)           The Borrower will, and will cause each other Loan Party to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  The Borrower will, and will cause each other Loan Party to, permit any representatives designated by Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

(b)           The Borrower will, and will cause each other Loan Party to, permit any representatives designated by Lender (including any consultants, accountants, lawyers and appraisers retained by Lender) to conduct evaluations and appraisals of the Borrower’s computation of the Borrowing Base and the assets included in the Borrowing Base, all at such reasonable times and as often as reasonably requested.  The Borrower shall pay the reasonable fees and expenses of any representatives retained by Lender to conduct any such evaluation or appraisal; but the Borrower shall not be required to pay such fees and expenses for more than one such evaluation or appraisal during any calendar year unless an Event of Default has occurred and is continuing.  The Borrower also agrees to modify or adjust the computation of the Borrowing Base (which may include maintaining additional reserves or modifying the eligibility criteria for the components of the Borrowing Base) to the extent required by Lender as a result of any such evaluation or appraisal.

SECTION 5.10.  Compliance with Laws.  The Borrower will, and will cause each other Loan Party to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.11.  Use of Proceeds and Letters of Credit.  The Letters of Credit and the proceeds of the Loans will be used only for general working capital purposes, which may include refinancing existing Indebtedness.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

SECTION 5.12.  Further Assurances.  The Borrower will, and will cause each other Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which Lender may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties.  The Borrower also agrees to provide to Lender, from time to time upon reasonable request by Lender, evidence reasonably satisfactory to Lender as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

SECTION 5.13.  Financial Covenants.  The Borrower will have and maintain:

(a)           Fixed Charge Coverage Ratio — a Fixed Charge Coverage Ratio of not less than 1.25 to 1.00 at all times.

(b)           Net Worth — a minimum Net Worth of not less than (1) as of March 31, 2012, $25,000,000 and (2) as of the last day of each fiscal quarter thereafter, the minimum Net Worth required as of the end of the immediately preceding fiscal quarter plus 75% of the consolidated net income of Borrower and its Subsidiaries (if positive) for the fiscal quarter ending on such date.

SECTION 5.14.  Owners of 25% or More of Borrower.  If any Person (other than J.B. Poindexter) shall own 25% or more of the Equity Interests in and to the Borrower, the Borrower shall, promptly following any request by the Lender, provide to the Lender such information regarding such Person as the Lender may reasonably require to ensure continued compliance with the provisions of Section 3.07 hereof.

SECTION 5.15.  Post-Closing Requirements.  Borrower shall use, and cause each Subsidiary of Borrower to use, its commercially reasonable efforts to obtain and deliver to the Lender, on or before May 31, 2012, (x) a subordination agreement or waiver agreement, in form and substance reasonably satisfactory to the Lender, executed by each warehouseman, bailee, agent or processor having possession of any Inventory of any Loan Party and which is not an Affiliate of the Borrower whereby such warehouseman, bailee, agent or processor subordinates or waives any claim therein and agrees to hold all such Inventory for Lender’s account subject to Lender’s instruction and (y) a landlord subordination or waiver agreement, in form and substance reasonably satisfactory to the Lender, with respect to each leased location where the landlord is not an Affiliate of the Borrower whereby such landlord subordinates or waives any Lien such landlord may claim in any property of Borrower or any of its Subsidiaries.

ARTICLE VI
Negative Covenants

Until the Commitment has expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with Lender that:

SECTION 6.01.  Indebtedness.  The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(i)            Indebtedness created under the Loan Documents;

(ii)           Indebtedness existing on the date hereof and set forth in Schedule 6.01;

(iii)          Indebtedness of any Domestic Subsidiary to Borrower or any other Domestic Subsidiary and Indebtedness of Borrower to any of its Domestic Subsidiaries;

(iv)          Indebtedness of any Foreign Subsidiary of Borrower to Borrower or any Domestic Subsidiary in an aggregate amount not to exceed $25,000,000 in the aggregate at any one time outstanding and Indebtedness of Borrower or any of its Domestic Subsidiaries to Foreign Subsidiaries not to exceed $10,000,000 in the aggregate at any one time outstanding;

(v)           Guarantees of Indebtedness permitted under this Section 6.01;

(vi)          Capital Lease Obligations or purchase money Indebtedness in an aggregate amount not exceeding, at any one time outstanding, $20,000,000;

(vii)         exposure resulting from any Swap Agreement permitted under Section 6.07 hereof;

(viii)        other unsecured Indebtedness so long as the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries, other than Indebtedness permitted under clause (a)(i) and under clauses (a)(iii) through (a)(vii), does not exceed (x) from and after the date hereof through and including March 31, 2014, $415,000,000 at any one time outstanding (provided that if all such Indebtedness exceeds $250,000,000, proceeds from the applicable replacement senior notes must be applied in payment of principal or interest owing under the Existing Senior Notes within 75 days after the issuance thereof) and (y) at all times thereafter, $250,000,000;

(ix)          Subordinated Debt owing to John B. Poindexter in an aggregate amount not exceeding $5,000,000 at any time outstanding (with all payments thereon to be prohibited unless, both at the time of, and immediately after effect has been given to, such proposed Restricted Payment, no Default or Event of Default shall have occurred and be continuing (and, based on pro forma financial reports after giving effect to the proposed Restricted Payment, would not reasonably be expected to occur)); and

(x)           extensions, renewals and replacements of any of the foregoing that do not increase the outstanding principal amount thereof.

SECTION 6.02.  Liens.  The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including Accounts receivable) or rights in respect of any thereof, except:

(i)            Liens created under the Loan Documents and Liens securing obligations owed to Lender or Affiliates of Lender under a Swap Agreement or under an agreement governing Banking Services;

(ii)           any Lien on any property or asset of Borrower or any of its Subsidiaries existing on the date hereof and set forth in Schedule 6.02;

(iii)          Liens created pursuant to Capital Lease Obligations or purchase money Indebtedness permitted pursuant to this Agreement; provided that such Liens are only in respect of the property or assets subject to, and secure only, the respective Capital Lease Obligations or purchase money Indebtedness; and

(iv)          Permitted Encumbrances.

SECTION 6.03.  Fundamental Changes.

(a)           The Borrower will not, nor will it permit any other Loan Party to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that (i) any Subsidiary may merge into Borrower in a transaction in which Borrower is the surviving Person, (ii) any Subsidiary may merge into any Domestic Subsidiary in a transaction in which the surviving entity is a Domestic Subsidiary and any Foreign Subsidiary of Borrower may merge into any other Foreign Subsidiary, (iii) any Subsidiary may liquidate or dissolve if Borrower determines in good faith that such liquidation or dissolution is in the best interests of Borrower and is not materially disadvantageous to the Lender and if such Subsidiary is a Domestic Subsidiary, its assets are transferred to Borrower or a Domestic Subsidiary and (iv) Borrower or any Subsidiary may give effect to a merger or consolidation the purpose of which is to effect an investment, disposition or acquisition permitted under Article VI so long as Borrower continues in existence and the surviving entity is a Domestic Subsidiary.

(b)           The Borrower will not, and will not permit any other Loan Party to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and the other Loan Parties on the date of execution of this Agreement and businesses reasonably related thereto.

SECTION 6.04.  Investments, Loans, Advances, Guarantees and Acquisitions.  The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary of Borrower or that is a Foreign Subsidiary prior to such merger) any Equity Interests in or evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a)           investments existing on the date hereof and set forth on Schedule 6.04;

(b)           Permitted Investments;

(c)           loans, advances and guaranties permitted under Section 6.01;

(d)           loans or advances by the Borrower or any of its Subsidiaries to their respective employees in the ordinary course of business, not to exceed $1,000,000 in the aggregate at any one time outstanding;

(e)           Accounts receivable owned by the Borrower or any of its Subsidiaries, if created in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(f)            Guarantees constituting Indebtedness permitted by Section 6.01; provided that a Subsidiary of Borrower shall not Guarantee any Subordinated Debt;

(g)           investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent Accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(h)           investments by any Domestic Subsidiary in Borrower or any other Domestic Subsidiary, investments by Borrower in any of its Domestic Subsidiaries and investments by any Foreign Subsidiary of Borrower in any other Foreign Subsidiary of Borrower; and

(i)            Acquisitions by Borrower or any of its Subsidiaries; provided that (A) with respect to any Acquisition shall involve the Borrower, the Borrower shall be the surviving entity and, with respect to any other Acquisition, the applicable Subsidiary of Borrower is the surviving entity (or the surviving entity becomes a Subsidiary of the Borrower in the transaction, (B) at the time of such Acquisition, no Default or Event of Default shall have occurred and be continuing (and, based on pro forma financial reports after giving effect to the proposed Acquisition, would not reasonably be expected to occur) by reason of such Acquisition, (C) with respect to any Acquisition of any Person formed under the laws of the United States of America or any State thereof or the District of Columbia and/or assets located in the United States of America or any State thereof or the District of Columbia to be owned by any Person that will become a Domestic Subsidiary, after giving effect to such Acquisition, on a pro forma basis (including any Loans made in connection therewith), at least fifty percent (50%) of the Borrowing Base shall remain unused and availability for borrowing, (D) with respect to any Acquisition of a Person not formed under the laws of the United States of America or any State thereof or the District of Columbia and/or assets not located in the United States of America or any State thereof or the District of Columbia to be owned by any Person that will become a Foreign Subsidiary (a “Foreign Acquisition”), the aggregate amount of any consideration (including cash, Indebtedness, assumed Indebtedness, and transaction-related contractual payments such as amounts payable under noncompete, consulting, and similar agreements) paid or incurred by the Borrower and its Subsidiaries in connection with all Foreign Acquisitions (including such Acquisition) does not exceed an amount equal to 50% of the consolidated EBITDA of the Borrower and its Subsidiaries for the four fiscal quarter period most recently ended for which financial statements have been delivered pursuant to Sections 5.01(a) or 5.01(b), (E) the acquired assets are to be used in substantially the same business as the Borrower or any of its Subsidiaries, (F) the transaction is not contested, as reasonably determined by the Lender, and (G) such Person provides written notice to the Lender of such Acquisition at least ten Business Days prior to the closing of such Acquisition; and

(j)            investments by Borrower or any of its Domestic Subsidiaries in any Foreign Subsidiary (other than by Foreign Acquisitions) so long as the aggregate amount of such investments plus any amounts paid as consideration in connection with any Foreign Acquisition shall to exceed $50,000,000.

SECTION 6.05.  Asset Sales.  The Borrower will not, and will not permit any of its Subsidiaries to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Borrower permit any of its Subsidiaries to issue any additional Equity Interest in such Subsidiary, except:

(a)           sales of inventory, used or surplus equipment and Permitted Investments in the ordinary course of business;

(b)           sales, transfers and dispositions to the Borrower or to any of its Subsidiaries; provided that any such sales, transfers or dispositions involving a Subsidiary of Borrower that is not a Loan Party shall be made in compliance with Section 6.09; and

(c)           other sales by the Borrower or any of its Subsidiaries which do not exceed, in the aggregate, $2,000,000 in any fiscal year;

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clause (b) above) shall be made for fair value and solely for cash consideration.

SECTION 6.06.  Sale and Leaseback Transactions.  The Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

SECTION 6.07.  Swap Agreements.  The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, other than (a) Swap Agreements required by Section 5.14 and (b) Swap Agreements entered into in the ordinary course of business to hedge or mitigate risks to which Borrower or any of its Subsidiaries is exposed in the conduct of its business or the management of its liabilities.

SECTION 6.08.  Restricted Payments.  The Borrower will not, nor will it permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its Equity Interests, (ii) Subsidiaries of Borrower may declare and pay dividends ratably with respect to their Equity Interests, (iii) Borrower may declare and pay Restricted Payments permitted by Section 6.01(ix) hereof, (iv) Borrower may make any payment contemplated by Section 6.09(d) or (e) hereof, and (v) the Borrower may declare and pay Restricted Payments in addition to the dividends permitted by the foregoing provisions so long as, (x) the aggregate amount of all Restricted Payments by the Borrower shall not exceed $1,000,000 in any fiscal year and (y) both at the time of, and immediately after effect has been given to, such proposed action, no Default or Event of Default shall have occurred and be continuing (and, based on pro forma financial reports after giving effect to the proposed Restricted Payment, would not reasonably be expected to occur).

SECTION 6.09.  Transactions with Affiliates.  The Borrower will not, nor will it permit any other Loan Party to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except

(a)           transactions in the ordinary course of business that are at prices and on terms and conditions not less favorable to the Borrower or such other Loan Party than could be obtained on an arm’s-length basis from unrelated third parties,

(b)           transactions between or among the Borrower and any Loan Party not involving any other Affiliate;

(c)           payments of reasonable and customary compensation and/or fees, in each case, consistent with past practices, paid to, and indemnity provided on behalf of, directors, officers, managers, consultants or employees of any Loan Party (provided, that no compensation or fees shall be permitted to be paid to John B. Poindexter under this clause (c));

(d)           fees paid to Affiliates as compensation for services to the Borrower and/or compensation paid to John B. Poindexter or to Affiliates of John B. Poindexter for services as a director, officer, consultant, manager or employee of any Loan Party in an aggregate amount not to exceed for any fiscal year (commencing with the fiscal year ending December 31, 2012) the greater of (x) $1,500,000 and (y) 5% of consolidated EBITDA of the Loan Parties for such year, together with reasonable costs and expenses incurred by such Affiliates of the Borrower in furnishing such services, in each case, so long as no Event of Default shall have occurred and be continuing or would result from the payment thereof therefrom,

(e)           fees payable pursuant to the Management Services Agreement, dated as of May 24, 1994, between the Borrower and Southwestern Holdings, Inc., and the Management Services Agreement, dated as of December 19, 2003, between Morgan Olson, LLC and Southwestern Holdings, Inc., each as in effect as of the date hereof, or any similar agreement or agreements replacing the foregoing and/or compensation or fees paid to John B. Poindexter or to Affiliates of John B. Poindexter for services as a director, officer, consultant, manager or employee of any Loan Party (which amounts shall be in addition to the amounts permitted to be paid under clause (d)); provided, that the aggregate fees and/or compensation payable pursuant to this clause (f) in any calendar year shall not exceed the greater of (a) $1,000,000 and (b) 2.5% of consolidated EBITDA of the Loan Parties for such year;

(f)            payments by Subsidiaries of the Borrower to the Borrower pursuant to the tax sharing arrangements between the Borrower, the other Loan Parties and their Subsidiaries (as in effect on the date hereof), provided, that (w) such Subsidiary is included in the consolidated federal income tax return filed by the Borrower as to which such Subsidiary are making such payments, (x) the payments in any year shall not exceed the federal income tax liability that such Subsidiary would have been liable for if such Subsidiary had filed its tax returns on a stand-alone basis, (y) such payments shall be made by such Subsidiary no earlier than five days prior to the date on which the Borrower would be required to make its payments to the Internal Revenue Service, and (z) in the event that such Subsidiary also joins with the Borrower in filing any combined or consolidated (or similar) state or local income tax returns, then the making of payments to the Borrower shall be allowed in a manner as similar as possible to that provided herein with respect to federal income taxes; and

(g)           any Restricted Payment permitted by Section 6.08.

SECTION 6.10.  Restrictive Agreements.  The Borrower will not, nor will it permit any other Loan Party to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of Borrower or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary of Borrower to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to a Loan Party or to Guarantee Indebtedness of a Loan Party; provided that the foregoing shall not apply to restrictions and conditions imposed by law, by any of the documents evidencing the Indebtedness permitted by Sections 6.01(ii) and (viii) hereof or by any Loan Document.

SECTION 6.11.  Amendment of Material Documents.  The Borrower will not, nor will it permit any other Loan Party to, amend, modify or waive any of its rights under (a) any Subordinated Debt Document or (b) its organizational documents (in any manner adverse to Lender).

SECTION 6.12.  Additional Subsidiaries.  The Borrower will not, and will not permit any of its Subsidiaries to, form or acquire any Subsidiary after the Effective Date except that Borrower or any of its Subsidiaries may form, create or acquire a wholly-owned Subsidiary so long as (a) immediately thereafter and giving effect thereto, no event will occur and be continuing which constitutes a Default; (b) such Subsidiary (and, where applicable, other Loan Parties) shall execute and deliver a Guaranty (or, at the option of Lender, a joinder to the Guaranty executed concurrently herewith) and such Security Documents as Lender may reasonably require to effectuate the provisions of this Agreement regarding Collateral to be covered by the Security Documents (provided that no Foreign Subsidiary shall be required to execute and deliver such a Guaranty or such Security Documents unless the delivery of such documents would not reasonably be expected to result in adverse tax consequences), and (c) Lender is given prior notice of such formation, creation or acquisition.  Borrower shall not permit any Foreign Subsidiary to form, create or acquire a Domestic Subsidiary.

SECTION 6.13.  Capital Expenditures.  The Borrower will not, and will not permit any of its Subsidiaries to, permit the aggregate amount of all Capital Expenditures for Borrower and its Subsidiaries during any fiscal year of the Borrower to exceed $25,000,000 plus, for fiscal years beginning on January 1, 2013 and later, any unused availability for Capital Expenditures from the immediately preceding fiscal year (but not from any earlier year).

SECTION 6.14.  Lease Expense.  The Borrower will not, and will not permit any of its Subsidiaries to, enter into any lease agreement (other than capital leases giving rise to Capital Lease Obligations) if, after giving effect to such new lease agreement, consolidated annual rental expense of the Borrower and its Subsidiaries attributable to leases (other than capital leases giving rise to Capital Lease Obligations) would exceed $17,000,000.

SECTION 6.15.  Property of Foreign Subsidiaries.  Borrower will not permit the aggregate value (based on the greater of book or market value) of the total assets owned by Foreign Subsidiaries of Borrower to exceed 20% of the aggregate value (based on the greater of book or market value) of the total assets owned by Borrower and all of its Subsidiaries.

ARTICLE VII
Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)           the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)           the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c)           any representation or warranty made or deemed made by or on behalf of any Loan Party in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)           the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.01, 5.02, 5.03(b), 5.07, 5.11, 5.12 or 5.13 or in Article VI;

(e)           any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 20 days after the earlier of (i) the Borrower becoming aware of such failure and (ii) notice thereof from Lender to the Borrower;

(f)            any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

(g)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or their debts, or of a substantial part of their assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of their assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)           any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(i)            any Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j)            one or more judgments for the payment of money in an aggregate amount in excess of $100,000 (exclusive of amounts covered by insurance) shall be rendered against any Loan Party and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party to enforce any such judgment;

(k)           an ERISA Event shall have occurred that, in the opinion of Lender, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(l)            any Lien purported to be created under any Security Document shall cease to be a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document, except as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents, and the same shall not be fully cured within 30 days after notice thereof to the Borrower by Lender, or any Lien purported to be created under any Security Document shall be asserted by any Loan Party not to be a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document, except as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents;

(m)          a Change in Control shall occur;

then, and in every such event (other than an event described in clauses (g) or (h) of this Article), and at any time thereafter during the continuance of such event, Lender may, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitment, and thereupon the Commitment shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event described in clauses (g) or (h) of this Article, the Commitment shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII
Miscellaneous

SECTION 8.01.  Notices.

(a)           Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 8.01(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)            if to the Borrower, to it at J.B. POINDEXTER & CO., INC., 600 Travis, Suite 200, Houston, Texas 77002, Attention: Chief Financial Officer (Fax No. 713-951-9038); and

(ii)           if to Lender, to it at WELLS FARGO BANK, NATIONAL ASSOCIATION, 1000 Louisiana St., 3rd Floor, Houston, Texas 77002, Attention: Chad Johnson (Fax No. 713-739-1086).

(b)           Notices and other communications to Lender hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by Lender; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by Lender.  Lender or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)           Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 8.02.  Waivers; Amendments.

(a)           No failure or delay by Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of Lender hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 8.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether Lender may have had notice or knowledge of such Default at the time.

(b)           Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and Lender or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by Lender and the Loan Party or Loan Parties that are parties thereto.

SECTION 8.03.  Expenses; Indemnity; Damage Waiver.

(a)           The Borrower shall pay (i) all reasonable out of pocket expenses incurred by Lender and its Affiliates, including the reasonable fees, charges and disbursements of counsel for Lender, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of-pocket expenses incurred by Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by Lender, including the fees, charges and disbursements of any counsel for Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)           The Borrower shall indemnify Lender and each Related Party of Lender (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by any Loan Party, or any Environmental Liability related in any way to any Loan Party, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Indemnitee, BUT THE PRESENCE OF ORDINARY NEGLIGENCE SHALL NOT AFFECT THE AVAILABILITY OF SUCH INDEMNITY.  This Section 8.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c)           To the extent permitted by applicable law, neither the Borrower nor any other Loan Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(d)           All amounts due under this Section shall be payable not later than three (3) Business Days after written demand therefor.

SECTION 8.04.  Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) Lender may not assign or otherwise transfer its rights or obligations hereunder without with the prior written consent (such consent not to be unreasonably withheld) of the Borrower, provided that no consent of the Borrower shall be required for an assignment to an Affiliate of Lender or, if an Event of Default has occurred and is continuing, any other assignee.  Lender may, without the consent of the Borrower, sell participations to one or more banks or other entities in all or a portion of Lender’s rights and obligations under this Agreement (including all or a portion of the Commitment and the Loans); provided that (A) Lender’s obligations under this Agreement shall remain unchanged, (B) Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations under this Agreement.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of Lender that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release Lender from any of its obligations hereunder or substitute any such pledgee or assignee for Lender as a party hereto.

SECTION 8.05.  Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitment has not expired or terminated.  The provisions of Sections 2.14, 2.15, 2.16 and 8.03 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitment or the termination of this Agreement or any provision hereof.

SECTION 8.06.  Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to Lender constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by Lender and when Lender shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 8.07.  Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 8.08.  Right of Setoff.  If an Event of Default shall have occurred and be continuing, Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by Lender, irrespective of whether or not Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which Lender may have.

SECTION 8.09.  Governing Law; Jurisdiction; Consent to Service of Process.

(a)           This Agreement shall be construed in accordance with and governed by the law of the State of Texas.

(b)           The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of each court of the State of Texas sitting in Harris County and of the United States District Court of the Southern District of Texas (Houston Division), and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Texas State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c)           The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 8.09(b).  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 8.10.  WAIVER OF JURY TRIAL.  BORROWER AND LENDER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH.  THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE.  EACH PARTY HERETO IS HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY THE OTHER PARTY HERETO.  THE FOREGOING WAIVER OF JURY TRIAL IS

SUBJECT TO THE PROVISIONS OF SECTION 8.13 HEREOF REGARDING ARBITRATION.

SECTION 8.11.  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 8.12.  Interest Rate Limitation.  Borrower and Lender intend to strictly comply with all applicable federal and Texas laws, including applicable usury laws (or the usury laws of any jurisdiction whose usury laws are deemed to apply to the Notes or any other Loan Documents despite the intention and desire of the parties to apply the usury laws of the State of Texas).  Accordingly, the provisions of this Section shall govern and control over every other provision of this Agreement or any other Loan Document which conflicts or is inconsistent with this Section, even if such provision declares that it controls.  As used in this Section, the term “interest” includes the aggregate of all charges, fees, benefits or other compensation which constitute interest under applicable law, provided that, to the maximum extent permitted by applicable law, (a) any non-principal payment shall be characterized as an expense or as compensation for something other than the use, forbearance or detention of money and not as interest, and (b) all interest at any time contracted for, reserved, charged or received shall be amortized, prorated, allocated and spread, using the actuarial method, during the full term of the Notes.  In no event shall Borrower or any other Person be obligated to pay, or Lender have any right or privilege to reserve, receive or retain, (a) any interest in excess of the maximum amount of nonusurious interest permitted under the laws of the State of Texas or the applicable laws (if any) of the United States or of any other jurisdiction, or (b) total interest in excess of the amount which Lender could lawfully have contracted for, reserved, received, retained or charged had the interest been calculated for the full term of the Notes at the Ceiling Rate.  The daily interest rates to be used in calculating interest at the Ceiling Rate shall be determined by dividing the applicable Ceiling Rate per annum by the number of days in the calendar year for which such calculation is being made.  None of the terms and provisions contained in this Agreement or in any other Loan Document (including, without limitation, Article VII hereof) which directly or indirectly relate to interest shall ever be construed without reference to this Section, or be construed to create a contract to pay for the use, forbearance or detention of money at any interest rate in excess of the Ceiling Rate.  If the term of any Note is shortened by reason of acceleration or maturity as a result of any Default or by any other cause, or by reason of any required or permitted prepayment, and if for that (or any other) reason Lender at any time, including but not limited to, the stated maturity, is owed or receives (and/or has received) interest in excess of interest calculated at the Ceiling Rate, then and in any such event all of any such excess interest shall be canceled automatically as of the date of such acceleration, prepayment or other event which produces the excess, and, if such excess interest has been paid to Lender, it shall be credited pro tanto against the then-outstanding principal balance of Borrower’s obligations to Lender, effective as of the date or dates when the event occurs which causes it to be excess interest, until such excess is exhausted or all of such principal has been fully paid and satisfied, whichever occurs first, and any remaining balance of such excess shall be promptly refunded to its payor.

SECTION 8.13.  Arbitration.

(a)           The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

(b)           Any arbitration proceeding will (i) proceed in a location in Harris County, Texas selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”).  If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control.  Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute.  Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c)           The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding.  This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in clauses (i), (ii) and (iii) of this Section 8.13(c).

(d)           Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00.  Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations.  The single arbitrator will be a neutral attorney licensed in the State of Texas with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated.  If there will be a panel of three arbitrators, each party shall select one arbitrator and the selected arbitrators shall agree on the third arbitrator.  The arbitrator(s) will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim.  In any arbitration proceeding the arbitrator(s) will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication.  The arbitrator(s) shall resolve all disputes in accordance with the substantive law of Texas and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award.  The arbitrator(s) shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator(s) deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Texas Rules of Civil Procedure or other applicable law.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.  The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e)           In any arbitration proceeding, discovery will be permitted in accordance with the Rules.  All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date.  Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f)            No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g)           The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h)           To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA.  No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation.  If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control.  This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

SECTION 8.14.  Patriot Act.  Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

J.B. POINDEXTER & CO., INC.,
a Delaware corporation

By:	/s/ Michael J. O’Connor
	Name :	Michael J. O’Connor
	Title :	Chief Financial Officer

Tax Id. No. 76–0312814

[Credit Agreement Signature Page]

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Chad D. Johnson
Chad D. Johnson, Senior Vice President

[Credit Agreement Signature Page]

COMPLIANCE CERTIFICATE

The undersigned hereby certifies that he or she is the                                      of J.B. POINDEXTER & CO., INC., a Delaware corporation (the “Borrower”), and that as such he or she is authorized to execute this certificate on behalf of the Borrower pursuant to the Credit Agreement (the “Agreement”) dated as of March 15, 2012, by and between Borrower and WELLS FARGO BANK, NATIONAL ASSOCIATION; and that a review has been made under his or her supervision with a view to determining whether the Loan Parties have fulfilled all of their respective obligations under the Agreement, the Note and the other Loan Documents; and further certifies, represents and warrants that to his or her knowledge (each capitalized term used herein having the same meaning given to it in the Agreement unless otherwise specified):

(a)           The financial statements delivered to Lender concurrently with this Compliance Certificate have been prepared in accordance with GAAP consistently followed throughout the period indicated and fairly present the financial condition and results of operations of the applicable Persons as at the end of, and for, the period indicated (subject, in the case of quarterly financial statements, to normal changes resulting from year-end adjustments and the absence of certain footnotes).

(b)          No Default or Event of Default has occurred and is continuing.  In this regard, the compliance with the provisions of Sections 5.13, 6.13 and 6.14 as of the effective date of the financial statements delivered to Lender concurrently with this Compliance Certificate is as follows:

(i)                                           Section 5.13(a) — Fixed Charge Coverage Ratio

Actual	Required

to 1.00	1.25 to 1.00

(ii)                                        Section 5.13(b) — Net Worth

Actual	Required

$	$

(iii)                                     Section 6.13 — Capital Expenditures

Year to Date Actual	Year to Date Permitted

$	$

EXHIBIT A

(iv)                                    Section 6.14 — Lease Expense

Actual	Maximum Permitted

$	$

(c)           There has been no change in GAAP or in the application thereof since the Effective Date which would reasonably be expected to affect the calculation of the financial covenants set forth in the Agreement or, if any such change has occurred, the effects of such change on the financial statements of the respective Loan Parties are specified on an attachment hereto.

(d)          Since the date of the Agreement, no event has occurred which would be reasonably likely to have a Material Adverse Effect.

DATED as of                             , 201        .

J.B. POINDEXTER & CO., INC.,
a Delaware corporation

By:
Name:
Title:

EXHIBIT A

2

BORROWING BASE CERTIFICATE

The undersigned hereby certifies that he or she is the                                                of J.B. POINDEXTER & CO., INC., a Delaware corporation (the “Borrower”), and that as such he or she is authorized to execute this Borrowing Base Certificate on behalf of the Borrower pursuant to the Credit Agreement (as it may be amended, supplemented or restated from time to time, the “Credit Agreement”) dated as of March 15, 2012, by and between the Borrower and WELLS FARGO BANK, NATIONAL ASSOCIATION.  The undersigned further certifies, represents and warrants that (i) Schedule 1 attached hereto sets forth a detailed calculation of Eligible Accounts, the Eligible Inventory and the Borrowing Base, and (ii) to his or her knowledge, after due inquiry, that Schedule 1 has been duly completed and is true and correct in all material respects:

Terms used herein with their initial letters capitalized which are not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

Dated                                    , 201         .

[SIGNATURE OF AUTHORIZED OFFICER]

EXHIBIT B

Schedule 3.12

Subsidiaries

Name	Jurisdiction	Equity Interest
Eagle Specialty Vehicles, LLC	Delaware	100% of the Membership Interest is owned by J.B. Poindexter & Co., Inc. (“Poindexter”)
EFP, LLC	Delaware	100% of the Membership Interest is owned by Poindexter
Federal Coach, LLC	Delaware	100% of the Membership Interest is owned by Poindexter
MIC Group, LLC	Delaware	100% of the Membership Interest is owned by Poindexter
Morgan Olson, LLC	Delaware	100% of the Membership Interest is owned by Poindexter
Morgan Truck Body, LLC	Delaware	100% of the Membership Interest is owned by Poindexter
Morgan Trailer Financial Corporation	Nevada	100 shares of common stock (being all of the issued and outstanding capital stock) are owned by Morgan Truck Body, LLC (“MTB”)
Morgan Trailer Financial Management, L.P.	Texas	1% general partner partnership interest is owned by MTB 99% limited partner partnership interest is owned by Morgan Trailer Financial Corporation
Truck Accessories Group, LLC	Delaware	100% of the Membership Interest
State Wide Aluminum, Inc.	Indiana	1,000 shares of common stock (being all of the issued and outstanding capital stock) are owned by Truck Accessories Group, LLC (“TAG”)
Commercial Babcock, Inc.	Ontario	100% of the issued and outstanding stock is owned by TAG
MIC Machining Group S. de R.L. de. C.V.	Mexico	100% of the issued and outstanding stock is owned by MIC Group, LLC
J.B. Poindexter Asia-Pacific Pte. Ltd.	Singapore	100% of the issued and outstanding stock is owned by Poindexter
MIC Group Asia-Pacific Pte Ltd.	Singapore	100% of the issued and outstanding stock is owned by J.B. Poindexter Asia-Pacific Pte. Ltd.
MIC Group Malaysia Sdn. Bhd.	Malaysia	100% of the issued and outstanding stock is owned by MIC Group Asia-Pacific Pte. Ltd.
MIC Group China WOFE	China	100% of the issued and outstanding stock is owned by MIC Group Asia-Pacific Pte. Ltd.

Schedule 6.01

Existing Indebtedness

1.             The Indebtedness evidenced by the Indenture dated as of March 15, 2004, with respect to J.B. Poindexter & Co., Inc.’s 8.75% Senior Notes due 2014, among J.B. Poindexter & Co., Inc., the subsidiary guarantors named therein and Wilmington Trust Company, as trustee, and the other documents related thereto.

2.             JPMorgan Chase equipment lease dated December 12, 2011, expires December 2014.

3.             JPMorgan Chase equipment lease dated December 12, 2011, expires December 2016.

4.             JPMorgan Chase equipment line of credit dated August, 2011, expires July 2016.

5.             IBM capital lease (server) dated August 2009, expires July 2012.

6.             Morgan Truck Body, LLC capital lease (Canon copier) dated January 2010, expires December 2014.

7.             Truck Accessory Group, LLC capital lease (GE Capital — trailer) dated May 2006, expires April 2013.

8.             MIC Group, LLC capital lease (GE Capital) dated January 2010, expires December 2012.

9.             MIC Group, LLC capital lease (Chase) dated January 2010, expires December 2014.

Schedule 6.02

Existing Liens

There are liens against specific equipment related to the corresponding equipment leases.

Schedule 6.04

Existing Investments

Borrower’s investment in the Subsidiaries and the Subsidiaries investments in other Subsidiaries as reflected in Schedule 3.12.